Exhibit 4.4

                             WARRANT AGREEMENT


          WARRANT AGREEMENT, dated as of September 1, 1987, among GCA Corporation (the "Company"), a Delaware corporation, having its principal place of business at 7 Shattuck Road, Andover, Massachusetts 01810, and Carl Zeiss, Inc. ("Zeiss"), a New York corporation having its principal place of business at 1 Zeiss Drive, Thornwood, New York 10594.

                                WITNESSETH:
                                ----------

          WHEREAS, GCA and Zeiss are parties to a certain Agreement dated as of September 1, 1987 (the "Lens Supply Agreement"); and

          WHEREAS, it is a condition, among others, to the obligations of Zeiss under the Lens Supply Agreement that GCA execute and deliver this agreement relating to the issuance and sale of warrants ("Warrants") to purchase shares of common stock, par value $.01 per share (the "Common Stock"), of the Company;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the Company and Zeiss agree as follows:

          Section 1. Defined Terms. Capitalized terms used in this Agreement, unless separately defined herein, shall have the meanings ascribed to such terms in the Restructuring Agreement dated as of December 5, 1986 among the Company, Zeiss, The Hallwood Group Incorporated and certain lenders to the Company.

          Section 2. Form of Warrant. The Warrant shall be substantially in the form attached as Exhibit A hereto.

          Section 3. Number of Warrant Shares. The aggregate number of Common Shares issuable upon the exercise of the Warrant ("Warrant Shares") shall be 500,000. The Warrant will be exercisable at any time or from time to time until September 1, 2002 at an exercise price of $13.32 per Warrant Share. The number of Warrant Shares and the exercise price of the Warrant Shares shall be subject to adjustment as provided in the Warrant.

          Section 4. Issuance and Delivery of Warrant. Simultaneously with the execution hereof, the Company shall execute, issue and deliver to Zeiss a warrant for the exercise of 500,000 shares of Common Stock of the Company.

          Section 5. Reservation of Warrant Shares, Etc. The Company covenants and agrees that, at all times following the issuance of the Warrant to Zeiss, it shall cause to be reserved out of its holdings of authorized and unissued Common Stock such number of shares of Common Stock as shall be issuable upon the exercise of the Warrant then outstanding in accordance with the terms of such Warrant and this Warrant Agreement.

          Section 6. Replacement Warrants. In case any Warrant shall be at any time mutilated, lost or destroyed, then, upon the production of such mutilated Warrant (or the receipt of an affidavit of an officer of the Holder as to the circumstances surrounding the loss or destruction of such Warrant) and, in the case of the loss of a Warrant, the receipt of an unsecured written agreement to indemnify the Company in the event of a loss suffered by it as a result of the loss of such Warrant, the Company shall execute and deliver a new Warrant of like tenor for that number of shares of Common Stock for which such lost or mutilated Warrant could have been exercised. Any stamp tax or other governmental charge payable upon the issuance of any replacement Warrant shall be borne by the holder thereof. Any replacement Warrants executed and delivered pursuant to this Section 6 shall be entitled to equal and proportionate benefits of this Warrant Agreement with all other Warrants issued hereunder, whether or not the allegedly lost or destroyed Warrant shall be enforceable by any person, firm, corporation or other entity.

          Section 7. Certain Expenses. The Company shall pay when due any and all federal, state and local issue or transfer taxes which may be payable in respect to the initial issuance by the Company of the Warrant, and all federal, state or local issue or transfers taxes that may be payable with respect to the initial issuance of the Warrant Shares. The Company shall not be required to pay any tax that may be payable in respect of any transfer of the Warrant or Warrant Shares or in respect of the issuance of Warrant Shares to any person other than the registered holder of such Warrant at the time of such exercise.

          Section 8. Representation and Agreement of Zeiss; Transfers.
                     ------------------------------------------------

          (a) Zeiss hereby represents and warrants to the Company that it is acquiring its Warrant for investment purposes only and not with a view to the resale or distribution thereof.

          (b) Zeiss and each successor holder of the Warrant, by the acceptance thereof, agrees that prior to the exercise thereof, unless the Warrant Shares have been registered under the Securities Act of 1933, as amended (the "Act"), or any similar Federal statute for sale or other disposition by such holder and a prospectus with respect thereto is current, or unless such holder shall have delivered to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that no such registration is required, it will deliver to the Company a written representation that it is acquiring the Warrant Shares for its own account for investment purposes only and not with a view to the resale or distribution thereof, subject to any requirement of law that its disposition of such property be at all times within its control.

          (c) Zeiss and each successor holder of the Warrant, by acceptance thereof, covenants and agrees that it will not sell, transfer or dispose (hereinafter, a "Disposition") of the Warrant (or any interest in any Warrant) or any Common Stock issuable or issued upon the exercise of any Warrant (or any interest in any such Common Stock), except in compliance with the provisions of the Act and the rules and regulations promulgated thereunder, or any similar Federal statute and rules and regulations promulgated thereunder. With respect to any Disposition of the Warrant or any Common Stock issued pursuant to the exercise of the Warrant or any interest therein, unless a registration statement under the Act is effective and the prospectus included therein is current, the holder of such Warrant or Common Stock shall, as a condition of such Disposition, provide the Company with (i) an appropriate opinion of counsel that the proposed Disposition may be made without registration in form and substance satisfactory to the Company, or (ii) a letter from the staff of the Securities and Exchange Commission (the "Commission") or any similar Federal regulatory body, to the effect that the staff will not recommend that the Commission take any action if the proposed Disposition is made without registration under the Act, or (iii) evidence satisfactory to the Company (which, in appropriate circumstances, may include an opinion of counsel, that such Disposition is in compliance with the provisions of Rule 144 (or any similar rule then in effect) promulgated under the Act.

          (d) Each Warrant and each certificate for shares of Common Stock that is the subject of such Warrant shall bear an appropriate legend to reflect that the issuance thereof has not been registered under the Act, and Zeiss and each successor holder of the Warrant, by acceptance thereof, acknowledges the same.

          (e) The Company shall be required to issue promptly a new Warrant or Common Stock issued upon exercise of the Warrant (such Common Stock or Warrant not to bear a restrictive legend if the Company reasonably determines that such legend is not required in order to comply with applicable federal and state securities laws) if (i) a Disposition of a Warrant or the Common Stock issued upon exercise of the Warrant is made pursuant to a registration statement (including a current prospectus) that is effective under the Act (such Warrant or Common Stock, as the case may be, to be without a restrictive legend), or (ii) the staff of the Commission shall have issued a letter to the effect that it will not recommend that the Commission take any action if the proposed Disposition is made without registration under the Act, or (iii) counsel to the holder thereof shall have rendered its opinion, which opinion shall be reasonably acceptable to the Company, that the Disposition of such securities may be made without registration under the Act, or (iv) the Company shall have been furnished with evidence satisfactory to the Company (which, in appropriate circumstances, may include an opinion of counsel) that the Disposition of such securities is in compliance with Rule 144 (or any similar rule then in effect) promulgated under the Act.

          Section 9. Representations and Warranties of the Company. The Company represents and warrants to Zeiss as follows:

          (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where its failure to be so qualified would not have a material adverse effect on the business, properties, assets or financial condition of the Company and its subsidiary, taken as a whole.

          (b) Due Authorization; No Conflicts; Governmental Consents. This Agreement has been duly authorized, executed and delivered by the Company and this Agreement constitutes, and, upon execution, issuance and delivery thereof, the Warrant will constitute, a valid and binding agreement of the Company, enforceable in accordance with its terms. Neither the performance of this Agreement and the consummation of the transactions contemplated hereby, nor the issuance of any of the Warrant Shares upon exercise of the Warrant, will result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement or other evidence of indebtedness, lease, contract or other agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound, or under Articles of Incorporation or By-Laws of the Company or under any statute, rule, regulation or order of any governmental body or court applicable to the Company, and no consent, approval, authorization or order of any court or governmental body is required for the consummation by the Company of the transactions on its part herein contemplated.

          (c) Capitalization. The authorized capital stock of the Company consists of (a) 750,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as the "Common Stock"), 9,467,642 shares of which are validly issued and outstanding as of July 1, 1987, and (b) 1,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are issued or outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock are fully paid, non-assessable and free of preemptive rights and no personal liability attaches to the ownership thereof. Except (i) as disclosed in the Company's prospectus dated February 11, 1987, (ii) as disclosed in the Company's Proxy Statement dated April 27, 1987, (iii) for options to purchase an aggregate of 300,000 shares of the Common Stock of the Company dated July, 1987 granted to an officer of the Company, and (iv) for outstanding warrants to purchase an aggregate of 2,190,800 shares of the Common Stock of the Company issued pursuant to the Restructuring Agreement dated as of December 5, 1986, among the Company, The Hallwood Group Incorporated, certain lenders to the Company and Zeiss, there is no existing option, warrant, call, commitment or other agreement to which the Company is a party requiring, and there are no convertible securities of the Company outstanding which upon conversion would require, the issuance of any additional shares of Common Stock of the Company or other securities convertible into shares of Common Stock or any other equity security of the Company. The Warrant and the Warrant Shares have been duly and validly authorized and reserved for issuance and, upon issuance and payment for the Warrant Shares as provided in the Warrant, the Warrant Shares will be duly and validly issued, fully-paid, non-assessable and free of preemptive rights and no personal liability will attach to the ownership thereof.

          Section 10. Registration Rights. On the terms and subject to the conditions of the Registration Agreement executed simultaneously herewith, the Company agrees to provide the registration rights provided therein with respect to the Warrant Shares.

          Section 11. Rights of Parties Upon Sale of Warrant Shares. In the event that the Warrant is exercised at any time by any Holder thereof, and the Warrant Shares which are issued upon exercise thereof are subsequently sold by the Warrant Holder for a price in excess of $24.00 per share, subject to adjustment in accordance with Section 4 of Exhibit A hereto, then in such event 50% of the net sales proceeds, after deducting fees and commissions of sale and reasonable legal expenses borne by the Warrant Holder, shall be remitted to the Company within thirty days after receipt thereof by the Seller of the Warrant Shares.

          Section 12. Governing Law. This agreement shall be governed by the laws of the State of New York.

          Section 13. Notices. All notices provided for herein shall be given or made by certified mail or hand delivery, mailed or delivered to the intended recipient at the address specified below its name on the signature page hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when deposited in the mails or personally delivered.

          Section 14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and each of said counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument. This Agreement shall become effective upon execution by both parties.

          Section 15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

          Section 16. Amendment; Waiver. This Agreement may be amended or modified, and any provision of this Agreement may be waived, only by a writing executed by both of the parties hereto.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                     GCA CORPORATION



                                     By
                                        --------------------------------
                                         (Name and Title)
                                         7 Shattuck Road
                                         Andover, Massachusetts  01810
                                         Attention:  General Counsel

                                     CARL ZEISS, INC.


                                     By
                                        --------------------------------
                                         (Name and Title)
                                         1 Zeiss Drive
                                         Thornwood, New York  10549
                                         Attention:  Corporation Secretary